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                                                                   Exhibit 10.5

                       DATA PROCESSING SERVICES AGREEMENT

         This Agreement is made and entered into between AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation ("ACS"), 2828 North Haskell, Dallas, Texas 75204, and LONG BEACH ACCEPTANCE CORP ("Customer"), One Mack Centre Drive, Paramus, New Jersey 07652.

Whereas, ACS is currently performing data processing services for Customer under a Data Processing Services Agreement dated June 13, 1996, and

Whereas, ACS and Customer desire to replace the current Agreement with this Agreement, which sets forth the terms and conditions under which ACS will continue to perform data processing and other services in order to provide to Customer the applications set forth in Schedule A (the "Support System");

Now, therefore, ACS and Customer agree as follows:

1.       SERVICES.

1.1. SUPPORT SYSTEM. ACS agrees to perform for Customer, and Customer engages ACS to perform data processing and other services in order to provide to Customer the Support System, including the applications specified in Schedule A. By an amendment to Schedule A or approved work order signed by a duly authorized representative of Customer and ACS, Customer and ACS may agree that ACS will perform additional services in order to provide additional applications, and such applications shall be included within the term "Support System" under this Agreement. Customer will process with ACS (throughout the Original Term and any Renewal Term of this Agreement) all accounts associated with each Support System Application provided to Customer under this Agreement.

1.2. ONLINE INQUIRY AND UPDATE. The on-line Support System will be available to Customer at ACS for data inquiry and update, Monday through Friday, between 6:00 a.m. and 11:00 p.m. Central Time ("CT") and between 7:00 a.m. and 10:00 p.m. CT on Saturdays. Holidays (as defined in Section 7 of Schedule A) are excluded.

1.3. FORMS. ACS will provide to Customer standard ACS generic forms for implementation of the Support System. Any special forms or statements requiring preprinted identification or information unique to Customer or forms to be used on equipment located at Customer's facilities will be the responsibility of the Customer. Customer may provide special forms through a third party vendor per ACS specifications.

1.4. REPORTS. ACS will provide Customer with standard daily reports, (or other periodic reports) reflecting services provided to Customer.

1.5. DELIVERY AND PROCESSING. Customer will, at its own risk and expense, be responsible for transporting or transmitting between Customer and/or Customer's designees and the data


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         center designated by ACS (the "Data Center") all data and information necessary for ACS to perform the services required by this Agreement and all reports to be prepared or provided by ACS. Items to be processed for daily reports shall be delivered to ACS (or shall be transmitted to ACS in ACS format) by 9:00 p.m. CT each Business Day and ACS shall have daily reports available at ACS for transmission to Customer by 7:00 a.m. CT the next Business Day. If items to be processed by ACS are not furnished in a timely manner, ACS may reasonably reschedule services relying thereon. It shall be the obligation of Customer to audit balance and reconcile any out of balance condition. ACS shall have no obligation to determine the authenticity, genuineness or accuracy of items delivered by Customer and/or Customer's designees.

1.6. EQUIPMENT. Customer will provide, install and maintain in good operating condition all necessary communication terminals and control units to the Data Center, telephones, and any other equipment and features required to implement the terms of this Agreement. All equipment and features shall be acceptable to ACS. Customer will furnish and install any and all spare parts reasonably required for such equipment and features. Upon Customer's request, ACS shall arrange for communication lines between ACS and Customer's location and Customer shall reimburse ACS for such cost.

1.7. FINANCIAL STATEMENTS: AUDITS. Upon Customer's request, ACS will, without charge, provide to Customer copies of the most recent audited financial statements of ACS, the most recent unaudited financial statements of ACS and will, without charge, provide for Customer's review and return the most recent independent audit of ACS' data processing functions. If Customer should desire to retain the audit of ACS' data processing functions, Customer shall pay to ACS the current price therefore set forth in Schedule "B". Customer may, at its own expense, perform an EDP audit of the data center should it be determined by the federal EDP examiner that ACS did not provide Customer an adequate EDP audit.

1.8. NOTIFICATION OF SYSTEM CHANGES. All changes to the Support System materially affecting Customer's procedures or reporting will be preceded by release bulletins to Customer within a reasonable time prior to the date of installation.

1.9. OPERATING INSTRUCTIONS. ACS may from time to time provide Customer with instructions governing the operation of the Support System (the "Operating Instructions"). Customer will comply with all such Operating Instructions as may be in effect from time to time.

1.10. BACKUP PROCESSING ARRANGEMENTS. ACS will provide backup procedures and facilities covering equipment, data, operating systems, and application software in accordance with Federal Financial Information Exchange Council guidelines which will facilitate continuation of services in the event of a disaster. ACS will maintain an agreement with a national computer disaster recovery provider or a compatible ACS data center which will, in the event of a disaster, provide computer processing, tape drives, DASD, printers, terminals and front-end processors at one of several hot-site centers. As to telecommunications, ACS will provide at Customer's request and expense a secondary lease line or a dial-up capability from Customer's location to the disaster recovery site.

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         Upon Customer's reasonable request, ACS shall provide to Customer a copy of the summary of ACS' disaster recovery plan and will allow Customer to view the Disaster Recovery Plan in its' entirety at ACS' premises.

1.11. ACCESS TO PREMISES. ACS shall allow from time to time reasonable access by Customer and its designated representatives or auditors to ACS' premises in connection with work performed by ACS under this Agreement. Customer shall provide ACS with reasonable advance notice of the date on which the visit is desired and shall comply with ACS security and confidentiality requirements in connection with any such visit.

1.12 EXCLUSIVITY. ACS shall be the sole and exclusive provider of the type of services offered under this Agreement with respect to all accounts for which Customer is asked by its customers to furnish such services and Customer is not instructed by its customers to use a different service provider.

1.13     YEAR 2000 COMPLIANCE.

1.13.1 ACS shall ensure that all hardware and software components owned by ACS which are part of the Support System used to furnish services under this Agreement will not fail or produce errors or anomalous results as a result of processing dates later than December 31, 1999 ("Year 2000 Compliant"). With respect to any hardware and software components not developed by ACS which are part of the Support System, ACS shall report quarterly to Customer in writing the status of efforts to bring such hardware and software components into Year 2000 Compliance, and further shall implement as promptly as possible in accordance with established change management procedures all upgrades, updates, releases and engineering changes made available by the vendor/licensor thereof to make such software and hardware Year 2000 Compliant. ACS represents that it has conducted testing of the Shaw Loan Systems IL-LS/2000 v.
         4.0 product to determine Year 2000 Compliance. Customer acknowledges participation in the validation of such Year 2000 Compliance. ACS represents that Shaw Systems Associates, Inc. has certified that Shaw Loan Systems Product CS/2000 v. 4.2 is or will be Year 2000 Compliant. ACS shall not be responsible for the failure of any vendor/licensor to make its hardware or software Year 2000 Compliant.

1.13.2 If at any time Year 2000 Compliant deficiencies are identified in the Support System, ACS will as soon as reasonably possible initiate action to correct any deficiencies in the software owned by ACS and diligently proceed with correction, or if such deficiencies are in components not owned by ACS, ACS will work with the vendor/licensor to coordinate such third party's efforts to correct any Year 2000 Compliant deficiency. Nevertheless, no such action by ACS shall relieve ACS of it's obligations to provide services to Customer hereunder or shall affect in any way Customer's rights or remedies in the event such services are not provided, including but not limited to Customer's rights under
         Section 7.1.

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1.13.3   ACS will, to the extent reasonably possible and in a manner designed to have any hardware or software obtained from a third party and used by ACS to provide the Services become Year 2000 Compliant, assert any vendor/licensor's warranty, representation or other contractual obligation concerning Year 2000 Compliance furnished by such vendor/licensor. At the request of Customer and to the extent ACS has the legal right to do so, ACS shall assign or pass through to Customer or otherwise make available for the benefit of Customer, any vendor/licensor's warranty, representation or other contractual obligation concerning Year 2000 Compliance applicable to any hardware or software furnished by such vendor/licensor and used by ACS to provide the Services.

2.       CHARGES FOR SERVICES.

2.1. PRICING. Customer will pay ACS for the data processing and other services set forth in Schedule A in accordance with the pricing schedule attached hereto as Schedule B. In the event Customer engages ACS to perform additional services as evidenced by an amendment to Schedule A, Customer will pay ACS for the additional services in accordance with an amendment to Schedule B signed by a duly authorized representative of ACS and Customer, to be attached thereto.

2.2. PAYMENT. ACS will bill Customer on a calendar month basis for current services by the fifteenth (15th) calendar day of each calendar month following the month in which services are rendered. Provided that Customer receives the related invoice from ACS on or before the fifteenth (15th) of a month, Customer shall pay ACS the stated charges, fees, and any applicable taxes by the thirtieth (30th) calendar day of each month. Any amounts that remain unpaid for thirty (30) days after the receipt by Customer of an invoice shall bear interest at the rate of one and one-half (1 1/2) percent per month from the date of the invoice but not to exceed the highest applicable, lawful rate.

2.3. PRICE CHANGES. ACS may not change the prices set forth in Schedule B excluding pass through charges for one (1) year; however, after the expiration of such one (1) year period, the prices set forth in Schedule B shall be automatically increased during each subsequent one
         (1) year period by the percentage increase, if any, from the previous year in the National Consumer Price Index for All Urban Consumers (All Items 1984 = 100) published by the Bureau of Labor Statistics of the U.S. Labor Department.

3.       PERFORMANCE

3.1 REQUESTS FOR ADDITIONAL SERVICES. ACS will respond to each Customer request for services not covered by Schedule A by providing pricing information within five (5) Business Days after receipt of a complete specification for the work.

3.2. POINT OF CONTACT. ACS and Customer recognize that good communication between the companies is essential to a successful business relationship. Therefore, each party agrees to identify a single point of contact, plus an alternative contact, for communication. The contacts, with appropriate business phone or pager numbers, will be provided by

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         Customer and ACS. During ACS' normal business hours Customer will communicate with the contact or alternate for project related issues, estimated time for production and communication problem resolution, and the status of production and communication problems. However, the reporting of production and communication problems encountered during ACS' normal business hours or the notification of crucial production problems that impact Customer's business after ACS' normal business hours should initially be reported by Customer to ACS' Helpdesk. ACS agrees to escalate reported production and communication problems to the point of contact or alternate or other appropriate individuals.

         Crucial production problems include the lack of availability of the on-line Support System during the hours defined in Section 1.2, and the inability to communicate through the telecommunication lines between ACS and Customer.

4.       TERM

         The Original Term of this Agreement shall begin with the execution hereof and shall continue for a period of three (3) years, with an option to renew in additional increments of up to one (1) year upon mutual agreement by ACS and Customer unless terminated earlier pursuant to Section 7.1, 7.2, 7.3, 7.4, 7.7 or 8 or unless either party gives written notice of non-renewal to the other party at least ninety (90) days before the end of the Original Term or any Renewal Term.

5.       PROPRIETARY RIGHTS AND CONFIDENTIALITY.

5.1.     CONFIDENTIALITY.

                  A. Customer acknowledges and agrees that the Support System consists of computer programs, procedures, forms, information and other materials which constitute confidential and proprietary information of ACS. Customer represents and ACS acknowledges and agrees that all information regarding Customer and its parent, their affiliates and their respective businesses, operations and plans, constitute confidential and proprietary information of Customer (each item for each party individually and all collectively are referred to herein as "Confidential Information").

                  B. Each party and its affiliates, employees, officers, directors, partners, agents and representatives, including attorneys, accountants, and financial advisors (collectively, "Representatives"), shall use Confidential Information solely for the purpose of administering this Agreement. Each party shall disclose Confidential Information only to its Representatives who have a need to review the same for such purpose.

                  C. The term "Confidential Information" shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the party not claiming confidentiality or any of its Representatives. The term "Confidential Information" shall also not include information which is or becomes available to either

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         party on a non-confidential basis from any source other than the party claiming confidentiality or its affiliates, provided that that such source is not known by such receiving party to be prohibited from transmitting the information to such party by a contractual or other obligation.

                  D. Except in the course of performance in connection with this Agreement, neither party shall make any reproductions, other than handwritten summaries or notes, of Confidential Information regarding the other party without the prior consent of the other party.

                  E. Each party shall inform each of its Representatives who receives Confidential Information of the requirements of this Agreement and shall cause each such Representative to comply with such requirements.

                  F. In performing its services under this Agreement, ACS shall not communicate with any debtor or guarantor of any receivable held or serviced by Customer or with any accountant or attorney for, or third party related to, any such debtor or guarantor without he prior written consent of Customer.

                  G. Upon the termination of this Agreement each party shall destroy on return to the other party all such other party's Confidential Information, all compilations, studies, notes, calculations and other documents and records which contain or reflect or are in any way based upon such Confidential Information, and all copies of the foregoing (regardless of the medium, in which any such item exists) except that each party may retain its financial, accounting and other internal administrative records created in the course of performing under this Agreement.

                  H. If either party or any of its Representatives is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand or any similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose Confidential Information regarding the other party, such party shall provide the other party with prompt notice in advance of such disclosure so that the other party may seek a protective order of other appropriate remedy and/or waive compliance with this Section 5.1, and such party agrees to cooperate with the other party to pursuing any such course of action. In the event that any such protective order or other remedy is not obtained or if the other party waives compliance with the provisions of this Section 5.1, such party shall furnish only such information as such party is advised is legally required and shall exercise its best efforts to obtain assurance that confidential treatment will be accorded to any information which is compelled to be disclosed.

                  I. Each party recognizes that employees constitute valuable assets of the other party. Accordingly, each party hereby agrees that during the term of this Agreement and for a period of one (1) year following the termination of this Agreement such party and its affiliates shall not employ or enter into an employment, partnership, independent contractor, consultant or other work related arrangement with any person who is

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         employed by the other party at any time during the term of this
         Agreement without the prior written approval of the other party.

                  J. All materials developed in connection with the Support System shall remain the property of ACS. Nevertheless, ACS shall not use as part of its marketing materials any customized letters or forms developed by Customer for use in connection with this Agreement.

                  K. Each party agrees that the other party's remedy at law for breach of this Section 5.1 is inadequate and that the aggrieved party shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief to enjoin any breach or threatened breach thereof without proof of any actual damages that my be or may have been caused to it by such breach. The foregoing remedies shall be in addition to any other right, power or remedy available to such party under law or equity. No forbearance, failure or delay in exercising any such right, power or remedy shall operate as a waiver or preclude the further exercise thereof.

6.       CORRECTION OF DATA; LIMITATION OF LIABILITY.

6.1 CORRECTION OF DATA. In the event ACS' employees, software or equipment cause errors in Customer's data to occur and Customer requests correction of such data within ninety-five (95) days from the date of the error, ACS will correct such data at ACS' expense. The expense to ACS of correcting such data shall be the only responsibility of ACS and shall constitute Customer's sole and exclusive remedy with respect to such errors, except that ACS shall also be liable for damages subject to the limitations set forth in Section 6.2.

6.2. LIMITATION OF LIABILITY. Except for losses covered by ACS' fidelity coverage described in Section 6.3 and except for liability arising under Section 5.1 or Section 8, ACS' total liability over the Term of this Agreement for any and all damages of any nature whatsoever, whether direct, indirect, special incidental and/or consequential, alleged by Customer or any other party in any section, regardless of its nature, arising out of or in connection with this Agreement shall not exceed three (3) months charges paid by Customer to ACS under this Agreement, such amount to be determined by finding the monthly average of the charges paid by Customer for the six (6) months preceding the month in which the damage or injury is alleged to have occurred, and multiplying such average by three (3). Customer will release, indemnify and hold ACS harmless from and against any claim for damages in excess of such amount.

6.3. FIDELITY COVERAGE. During the term of this Agreement ACS will maintain fidelity coverage with respect to its employees of up to one million dollars ($1,000,000) per occurrence.

6.4. FORCE MAJEURE. ACS shall not be liable for damages arising from or delays in processing or other nonperformance caused by such events as accidents, fires, telecommunications

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         failures, equipment failures, failures or fluctuations in electrical power, heat, light or air conditioning, labor disputes, strikes, riots, war, governmental regulations, third party nonperformance, acts of God or other causes over which ACS has no control.

7.       TERMINATION.

7.1 TERMINATION FOR CAUSE. Customer or ACS may terminate this Agreement upon the material breach or nonperformance of this Agreement by the other party under this Agreement and the failure of such party to cure such breach or non-performance within ninety (90) days after receipt of written notice specifying in detail the breach claimed.

7.2 TERMINATION FOR NON-PAYMENT. If Customer fails to pay in full any invoice within thirty (30) days from Customer's receipt of the invoice, ACS may notify Customer that such invoice is past due and provide a thirty (30) day period for payment of the past due amount plus any interest accrued thereon. If Customer fails to pay the full amount of such invoice plus interest within such thirty (30) day period, ACS may terminate this Agreement and all services hereunder at any time upon written notice to Customer.

7.3 TERMINATION UPON INSOLVENCY. In the event either party is declared insolvent and is liquidated by any state or federal regulatory agency, this Agreement shall automatically terminate upon declaration of insolvency. If Customer is declared insolvent, ACS shall be entitled to liquidated damages pursuant to Section 7.7, and if ACS is declared insolvent, Customer shall be entitled to all damages and expenses incurred by Customer in putting substitute data processing into place, subject to the limitation set forth in Section 6.2. Notwithstanding the foregoing, in the event either party is declared insolvent but is not liquidated, or is placed in receivership or conservatorship, or other similar actions are taken, the use of the Support System thereafter by any new owner, receiver, conservator, manager or other agent or representative shall be deemed acceptance and assumption of this Agreement on the full terms and conditions contained herein, including but not limited to Section 7.7.

7.4 TERMINATION WITHOUT CAUSE. Either party may terminate this Agreement without cause upon ninety (90) days written notice to the other party. In the event Customer terminates this Agreement, other than a termination by Customer pursuant to Section 7.1, 7.3 or 8, Customer shall pay to ACS liquidated damages calculated in accordance with
         Section 7.7. In the event ACS terminates this Agreement, other than a termination by ACS pursuant to Sections 7.1, 7.2, 7.3 or 8, ACS shall pay to Customer the expenses incurred by Customer in putting substitute data processing into place, provided in no event shall the amount payable by ACS under this Section 7.4 exceed three (3) months charges paid by Customer to ACS under this Agreement, such amount to be determined by finding the monthly average of the charges paid by Customer for the six (6) months preceding the month in which ACS gives notice of termination and multiplying such average by three.

7.5 FILES AND OTHER MATERIALS. Upon termination or non-renewal of this Agreement in accordance with its terms, all data files created by ACS and related to Customer will be

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         furnished to Customer by ACS in machine readable format at the cost set forth in Schedule B. Except in the event of a termination by Customer pursuant to Sections 7.1, 7.3 or 8, or termination by ACS pursuant to
         Section 7.4, Customer will pay for all termination costs associated with any data lines and or equipment that has been installed in Customer as of the time of such termination, such payment to include all of ACS' costs, if any, in accordance with the de-installation, damage other than ordinary wear and tear, or other costs incurred or to be incurred by ACS as a result of the termination. Upon termination or non-renewal of this Agreement, Customer will return to ACS all operations materials and materials relating to or constituting part of the Support System, and Customer will purchase from ACS all Customer's custom forms held or on order by ACS.

7.6 EFFECTS OF TERMINATION OR NON-RENEWAL. Upon any termination or non-renewal of this Agreement, all amounts then owing from one party to the other, together with any and all interest accrued and unpaid thereon, shall be due and payable at the time of such termination or expiration. The provisions contained in Sections 5.1, 6.2, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 8 and 9 shall survive any termination or non-renewal of this Agreement and shall not be extinguished thereby.

7.7 LIQUIDATED DAMAGES. Upon any termination of this Agreement (other than a termination by Customer pursuant to Sections 7.1, 7.3 or 8, or a termination by ACS pursuant to Sections 7.4 or 8) where the effective date of termination is prior to the end of the Original Term or any Renewal Term, Customer shall pay to ACS as liquidated damages an amount equal to eighty percent (80%) of monthly billings to Customer under this Agreement for the three (3) full months immediately preceding the month in which the effective date of termination occurs, provided the amount payable to ACS under this provision shall not be less than one hundred thousand dollars ($100,000.00) or more than three hundred fifty thousand dollars ($350,000.00). The parties hereto acknowledge and agree that (a) ACS has incurred and will incur substantial expense in connection with the commencement and continuation of providing services hereunder, (b) ACS has substantial fixed expenses in providing these services which cannot be reduced by termination of such services, (c) in the event of any such termination, the damages that would be uncertain and difficult and impracticable to calculate and (d) the amount determined pursuant to this Section 7.7 represents a reasonable method of estimating the actual damages that would be incurred by ACS in the event of such a termination.

8.       INFRINGEMENT INDEMNITY

         ACS shall defend, at ACS' expense, any claim brought against Customer alleging that the Support System utilized by ACS, including any enhancement, upgrade or modification thereof, or the services furnished hereunder infringe a patent, copyright, trade mark or other proprietary right of a third party. ACS shall pay all costs and damages awarded or agreed to in settlement of the claim, provided Customer gives ACS prompt written notice of the claim and provides ACS with reasonable assistance and sole authority to defend or settle the claim. In addition, ACS shall obtain the right to continue furnishing the services or use of the Support System, including any enhancement, upgrade or



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         modification thereof, replace it, or make modifications so it is non-infringing. If ACS determines such remedies are not reasonably available, ACS shall so notify Customer. Upon such notification, either party shall have the right to terminate this Agreement without liability for such termination. This Section states the entire liability of ACS for infringement claims.

9.       REPRESENTATIONS AND WARRANTIES

         Each party hereby represents, warrants and covenants to the other party that at all times during the term of this Agreement that:

                  (i) it is a corporation duly organized and validly existing under the laws of the state in which it is incorporated, with power and authority to own its properties and to conduct its business as such properties are owned and such business is conducted;

                  (ii) it has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action;

                  (iii) the performance and compliance with the terms of this Agreement will not violate its charter or bylaws or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any contract, indenture, lease, credit agreement or any other agreement or instrument to which it is a party or by which it is or may be bound or which may be applicable to it or any of its assets, or result in the creation or imposition of any lien or security interest upon any of its properties, or violate any law, order, rule or regulation application to it of any court or any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or its properties;

                  (iv) it is duly licensed, registered and qualified to perform the functions specified herein and this Agreement constitutes a valid, legal and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and to general principles of equity;

                  (v) no proceeding of any kind, including but not limited to litigation, arbitration, judicial or administrative, is pending or threatened against a third party or contemplated by it against a third party which would under any circumstances have an adverse effect on the execution, delivery, performance, validity, or enforceability of this Agreement.

10.      GENERAL.

10.1 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas. This Agreement has been accepted in and shall be performable in Dallas, Dallas County, Texas. All times referred to herein shall be Dallas, Texas time.



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10.2     ENTIRE AGREEMENT: RIGHT TO PERFORM. This Agreement together with all
         Schedules expressly referenced herein and in effect from time to time, represent the entire understanding between Customer and ACS with respect to the matters contained herein and, except as otherwise provided herein, may be amended only by an instrument in writing signed by the parties hereto. Each party warrants that it will be free, as of the date of commencement of the services to be provided hereunder, of any contractual obligation or legal impediment that would prevent such party from performing its obligations under this Agreement, and that the other party's willingness to enter into this Agreement in no way caused or induced it to breach any contractual obligations.

10.3 SEVERABILITY. Any provisions in this Agreement which are found by a court of competent jurisdiction to be invalid or unenforceable shall be ineffective to the extent of such finding without affecting the remaining provisions of this Agreement.

10.4 RELATIONSHIP OF PARTIES. ACS, in providing services to Customer hereunder, is acting only as an independent contractor. Except as otherwise provided herein: (a) ACS does not undertake by this Agreement or otherwise to perform any obligation of Customer, whether regulatory or contractual, or to assume any responsibility for Customer's business or operations, and (b) ACS has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by ACS under this Agreement.

10.5 NOTICES. Any notice required or permitted hereunder shall be in writing and shall be given by personal service, overnight delivery service or certified mail, return receipt requested, postage prepaid, to the addresses of the parties as they appear above, or as changed through written notice to the other party.



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10.6     BINDING EFFECT AND ASSIGNMENT. This Agreement is binding on the parties hereto and their respective successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that the merger of either party with another company or the assignment by Customer of this Agreement to the purchaser of all or substantially all the assets of Customer, or the assignment by ACS of this Agreement to the purchaser of all or substantially all the assets of the ACS business segment responsible for this Agreement, shall not be deemed as assignment in violation of this Section 10.6. Furthermore, either party may assign this Agreement to any parent, subsidiary or affiliate, provided that the assignee agrees in writing to be bound by the terms and conditions of this Agreement; provided that no such assignment shall affect the liability of the assignor, nor release such party from its obligations under this Agreement.

         Dated and effective this 15th day of April, 1999.

AFFILIATED COMPUTER SERVICES, INC.        LONG BEACH ACCEPTANCE
                                          CORP.

By  /s/ Gary L. Flowers                   By   /s/ Michael J. Pankey
  --------------------------------          ----------------------------------

Name   Gary L. Flowers                    Name   Michael J. Pankey
    ------------------------------            --------------------------------

Title   Vice President                    Title      VP Finance
     -----------------------------             -------------------------------

                           DATA PROCESSING AGREEMENT

                                   SCHEDULE A

                                 APRIL 15, 1999

SERVICES

1.   APPLICATIONS

     ACS will provide and support the following SHAW Systems Data Processing applications:

     - IL/2000-LS/2000 Mainframe Consumer Loan Accounting and Portfolio Management System. Version 4.0 and upgrades, if any, made available to ACS by Shaw Systems Associates, Inc.

     - CS/2000 Mainframe Collection and Account Tracking System. Version 4.2 and upgrades, if any, made available to ACS by Shaw Systems Associates, Inc.

2.   LETTER/STATEMENT RENDERING

     ACS will provide custom IL/2000 statement rendering services and CS/2000 letter rendering services per the following minimum specification.

A.   STANDARD STATEMENT STOCK

     -    8 1/2 x 11 standard 24lb. paper stock

B.   ENVELOPE SPECIFICATION

For the recommended 8 1/2" x 11" statement form, envelope specifications are as follows:

     -    Minimum paper weight must be a 24lb. white woven.

     -    Envelope size should be a standard #10 1/2 (9 1/2" x 4 1/2")

     - Side seams should be securely bonded to the back without exhibiting any curl or ripple between the back panel and side seam.

     - Window patches must be flat, ripple free and bonded within 1/8" of the top edge of the back and within 1/4" of the inner edge of the side seam.

     - Window material must be Cellophane or Dow film. Glassine is unacceptable.

     - The flap must be a "V" flap with a minimum 2" depth from the fold to the point of the flap.

     - The flap must have a continuous border of vegetable based glue 1 millimeter wide.

C.   INSERT SPECIFICATIONS

     Paper inserts must have specific measurements within your envelope as follows:

     -    Size must be 3" x 5 1/2" minimum and 3 3/4" x 8 1/2" maximum

     -    Thickness must be from .004" or .01mm to a maximum of 3/16" or 4.76mm.

     - The flexibility of the material must be suitable for high speed feed, conveying and inserting. The highest stiffness that is practical is recommended.

     -    The vertical clearance must be a minimum of 1/4" within the envelope.

     - The horizontal clearance must be a minimum of 1" within the envelope. Where practical, and additional 1/8" clearance will ensure maximum inserting efficiency. Standard letter fold for any folded inserts.

3. ACS will advise Customer of all material upgrades made by Shaw to the systems listed above. ACS will, at its expense obtain and implement any such upgrades which are generally obtained by similar users of such system.

4.   ACS will provide ongoing support for the Support System as follows:

     -    Product support at no additional charge

               --   Application and ACS owned Network support.

     -    Programming enhancements and development projects

               -- Project costs will be estimated (at no cost) within five (5) working days of receipt of specifications.

5.   ACS shall provide:

     - monthly credit bureau update tapes to Experian, TransUnion and/or Equifax, when notified in writing by Customer to do so

     -    all standard Shaw reports as directed by Customer

     -    all custom reports currently provided to Customer

     -    standard interfaces

          * loan origination system (Appro)   * auto dialer
          * monthly history                   * daily mini-master (data
          * lockbox (Regulus)                   warehouse file)
          * Western Union (Quick Collect)

6. ACS will provide to Customer Tuesday thru Saturday excluding holidays, a mini-master (data warehouse file) per Customer's specifications at the charges set forth in Schedule B.

7.   Holidays:

     New Year's Day           Memorial Day                   Independence Day
     Labor Day                Thanksgiving Day               Christmas Day

                        DATA PROCESSING SERVICE AGREEMENT
                                   SCHEDULE B

                                 APRIL 15, 1999

The prices itemized below refer to the Charges For Services as noted in
Section 2 of the Data Processing Service Agreement.

All Data Processing charges relate to data processing components as listed on Schedule A of the Data Processing Service Agreement.

DATA PROCESSING IL-LS/2000, CS/2000: CHARGES

               0 to 10,000 accounts --------------- $1.35 per account/month

               10,001 account and above --------- $ .75 per account/month

               PRICING IS NOT CUMULATIVE; NOT RETROACTIVE TO PREVIOUS TIERS OF PRICING.

               ACCOUNT SHALL MEAN ALL RECORDS STORED ON THE INSTALLMENT LOAN MASTER FILE INCLUDING ACTIVE, INACTIVE, CHARGED-OFF LOANS AND DEALER RECORDS.

               $5,000.00 PER MONTH MINIMUM CHARGE

PROGRAMMING ENHANCEMENTS: CHARGES

                                        Standard Development - $110.00/hour

CONVERSION: CHARGES

                                        Subsequent portfolio conversions will be charged at a rate of $110.00 per hour. All such charges will be pre-approved by Customer. Reasonable travel, lodging and meal expenses billed separately and paid in accordance with this Agreement.

     Training - $1,000 per day -        Reasonable travel, lodging and meal
                                        expenses billed separately and paid in
                                        accordance with this agreement.

TELECOMMUNICATIONS:

Telecommunication and Network Support costs will be billed monthly as pass-thru expense. Minimum communication requirements include: 256K circuit, modems with dial back-up capacity per connection site.

STATEMENT AND LETTER RENDERING SERVICES - SYSTEM PRODUCED: CHARGES


                    Printing               Inserting &            Envelopes          Envelopes        Inserts
                    Impressions            Mailing                 (Mailer)          (Return)         (over 1)
Statements          .055                     .09                  Pass thru          Pass thru          .01
Letters             .055                     .09                  Pass thru                             .01


                             $3,000 MONTHLY MINIMUM
                             $ 500 SET UP FEE

LETTER RENDERING SERVICES - NOT SYSTEM PRODUCED: CHARGES


                   Printing                Inserting &            Envelopes          Production       Inserts
                   Impressions             Mailing                 (Mailer)          Support          (over 1)
Statements         .055                      .09                  Pass thru           .05               .01


ADDITIONAL PRINT COSTS -   All reports will be printed at Customer site. Any
                           additional reports printed at ACS will be at $.04 per page with a $15.00 per month minimum. Courier and Delivery Services will be the responsibility of Customer.

MAGNETIC TAPES -           $50.00 per magnetic tape produced and mailed by ACS.

DEINSTALLATION -           $5,000.00-Includes up to two sets of test tapes.

MINI-MASTER (DATA WAREHOUSE FILE):

    WEEKLY OR MONTHLY:    No Charge
    DAILY:                $ 500.00 per month

AUTO DIALER:

Download to Auto Dialer System - Included in base processing fee.

Upload from Auto Dialer(s) to CS/2000 -0 - 50,000 transactions  -$ 750 per month

(optional service)               50,001 - 100,000 transactions  -$1250 per month

                                100,001 - 150,000 transactions  -$1750 per month

                                150,001 - 250,000 transactions  -$2000 per month

                                250,001 - 350,000 transactions  -$2500 per month

                                350,001 +         transactions  -$3000 per month

TRANSACTION SHALL MEAN ANY RECORDED INFORMATION PER EACH CALL ATTEMPT BY CUSTOMER'S AUTO DIALER

SHAW ON-LINE DOCUMENTATION:

Three Modules: IL, LS, CS/2000                            $300.00 ($100.00 each)
  Third Party Audit of Data Processing Functions          $ 500.00 per copy